Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Income Opportunity Realty Investors, Inc.
Investor Relations
(800) 400-6407
investor.relations@primeasset.com
Income Opportunity Realty Investors, Inc. Reports Third Quarter 2010 Results
DALLAS (November 15, 2010) Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2010. IOT announced today that the Company reported a net income applicable to common shares of $112,000 or $0.03 per diluted earnings per share for the period ended September 30, 2010, as compared to a net loss applicable to common shares of $1,153,000 or $0.28 per diluted earnings per share for the same period ended 2009.
Rental revenues and operating expenses remained fairly consistent for the nine months ended September 30, 2010, in comparison to the prior period. Revenues increased by $28,000 in the current year, due to an increase in rental rates on the leasing of our storage warehouse and expenses decreased by $32,000 in the current year, due to decreases in expenses related to our storage warehouse and our land portfolio.
General and administrative expenses were $250,000 for the nine months ended September 30, 2010. This represents an increase of $71,000, as compared to the prior period expenses of $179,000. This increase was due to advisory fees and accounting fees without a similar accrual in the prior period, offset by decreases in professional services.
Interest income was $1,842,000 for the nine months ended September 30, 2010. This represents an increase of $727,000 as compared to the prior period interest income of $1,115,000. The increase was due to the receipt of cash on the receivables from Unified Housing Foundation, Inc. in the current period. The notes are excess cash flow notes and interest on the notes is recorded as cash is received. More cash was received in the current period as compared to the prior period.
Mortgage loan and interest expense was $992,000 for the nine months ended September 30, 2010. This represents a decrease of $616,000 as compared to the prior period expense of $1,608,000. The decrease is due to the modification of the Mercer Crossing/Travelers land loan, lowering the interest rate for the interest expenses incurred in the current period.
Earnings from unconsolidated subsidiaries and investees relate to IOT’s 10.0% investment in TCI Eton Square, LP. This investment is accounted for under the equity method and recognizes its portion of the current period earnings.
Discontinued operations consist of an office building and a shopping center that were sold in 2009. As of September 30, 2010, there were no properties held for sale, sold during the nine months ended September 30, 2010 or sold subsequent to that date.
About Income Opportunity Realty Investors, Inc.
Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company’s website at www.incomeopp-realtv.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands, except share and per share amounts)
Revenues:

Rental and other property revenues	$110	$69	$236	$208

Expenses:
Property operating expenses	30	53	117	149
Depreciation and amortization	—	13	—	39
General and administrative	71	31	250	179
Advisory fee to affiliates	216	213	650	660

Total operating expenses	317	310	1,017	1,027

Operating loss	(207)	(241)	(781)	(819)

Other income (expense):
Interest income	512	364	1,842	1,115
Mortgage and loan interest	(329)	(507)	(992)	(1,608)
Earnings from unconsolidated subsidiaries and investees	(8)	—	(5)	—

Total other income (expenses)	175	(143)	845	(493)

Income (loss) before gain on land sales, non-controlling interest, and taxes	(32)	(384)	64	(1,312)

Income (loss) from continuing operations before tax	(32)	(384)	64	(1,312)
Income tax benefit (expense)	—	(5)	48	56

Net income (loss) from continuing operations	(32)	(389)	112	(1,256)

Discontinued operations:
Income (loss) from discontinued operations	—	(15)	—	159
Income tax benefit (expense) from discontinued operations	—	5	—	(56)

Net income (loss) from discontinued operations	—	(10)	—	103

Net income (loss)	(32)	(399)	112	(1,153)

Earnings per share — basic
Income (loss) from continuing operations	$(0.01)	$(0.09)	$0.03	$(0.30)
Discontinued operations	—	—	—	0.02

Net income (loss) applicable to common shares	$(0.01)	$(0.09)	$0.03	$(0.28)

Earnings per share — diluted
Income (loss) from continuing operations	$(0.01)	$(0.09)	$0.03	$(0.30)
Discontinued operations	—	—	—	0.02

Net income (loss) applicable to common shares	$(0.01)	$(0.09)	$0.03	$(0.28)

Weighted average common share used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common share used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2010	2009
	(dollars in thousands, except share and
	per value amounts)
Assets
Real estate land holdings, at cost	$29,561	$29,503

Total real estate	29,561	29,503

Notes and interest receivable from related parties	36,446	38,818
Less allowance for doubtful accounts	(1,826)	(1,826)

Total notes and interest receivable	34,620	36,992
Cash and cash equivalents	4	2
Investments in unconsolidated subsidiaries and investees	87	92
Receivable and accrued interest from related parties	49,014	46,676
Other assets	2,241	2,400

Total assets	$115,527	$115,665

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$36,783	$37,080
Deferred revenue (from sales to related parties)	6,550	6,550
Accounts payable and other liabilities	388	341

	43,721	43,971
Commitments and contingencies:
Shareholders’ equity:
Common stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2010 and 2009	42	42
Treasury stock at cost	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	9,848	9,736

Total shareholders’ equity	71,806	71,694

Total liabilities and shareholders’ equity	$115,527	$115,665